Exhibit 99

Timothy C. Rollins Appointed to the

Marine Products Corporation Board of Directors

ATLANTA, October 25, 2016 - Marine Products Corporation (NYSE: MPX) announced today the appointment of Timothy C. Rollins to the Board of Directors of the Company. Rollins holds a B.S. Degree from Boston University with a major in Business Administration. He is a Trustee of Emory University and of Woodruff Health Sciences Center and is Vice President of Rollins Investment Corporation. Mr. Rollins is also a former Board Member of Emory Board of Visitors and former Board Member of Emory Department of Psychiatry Board of Visitors.

R. Randall Rollins, Chairman of the Board of Marine Products Corporation stated, “Tim Rollins has been beneficial to the boards on which he has served. We look forward to his contributions to our board in the years ahead.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information about Marine Products Corporation please contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@marineproductscorp.com